EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-146326) of Aircastle Limited and in the related Prospectus and the Registration Statement (Form S-8 No. 333-136385) pertaining to the Amended and Restated Aircastle Limited 2005 Equity and Incentive Plan of Aircastle Limited of our reports dated February 27, 2008, with respect to the consolidated financial statements of Aircastle Limited and the effectiveness of internal control over financial reporting of Aircastle Limited, included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

New York, New York
February 27, 2008